EXHIIBT 99.1
MARTIN MIDSTREAM PARTNERS
Analyst Call
September 7, 2005
4:00 p.m. EST
PRESENTATION:
Operator:
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners analyst conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad. As a reminder, this conference is being recorded.
I would now like to turn the conference over to your host, Mr. Bob Bondurant, Chief Financial Officer of Martin Midstream Partners. Thank you. You may begin.
Bob Bondurant — Martin Midstream — CFO:
Thank you, Claudia.
Good afternoon and thank you for joining us on this call. Before we begin, I will read the following regarding forward-looking statements:
Statements about Martin Midstream Partners’ outlook and all other statements in this release, other than historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements.
While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors.
A discussion of these factors, including risks and uncertainties, is set forth in the company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission.
Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

We will also refer to certain non-GAAP financial measures during this call. Those measures are explained in greater detail in our recent press release regarding this transaction, which is posted on our website at www.martinmidstream.com.
With that out of the way, I’ll now turn the call over to Ruben Martin, our President and Chief Executive Officer.
Ruben Martin — Martin Midstream, CEO:
Thank you, Bob. Welcome to the Martin Midstream conference call to discuss our recent announcement of our pending acquisition of the equity interest in Prism Gas Systems.
We appreciate your interest, and with me today, besides Bob, is Scott Martin, a director of Martin Midstream, Bob Dunn, president of Prism Gas Systems, and we have several other Martin employees that have worked on this project that will be available at the end of my talk to answer questions and answers about the acquisition.
Let me begin by welcoming Bob and his team to Martin Midstream. They have accomplished much in a short period of time and have worked hard to make this transaction a reality. We look forward to working with this dedicated group of professionals going forward after we close the transaction, which is expected in late October, subject to satisfaction of customary closing conditions and regulatory approvals.
This transaction represents a milestone in the growth of Martin Midstream, and we’re very excited to have the opportunity to participate in the explosive growth opportunities of the East Texas and North Louisiana, that the suite of assets and management team will make available to us. This is by far the largest acquisition to date for Martin Midstream, and one which we believe will propel us to the next level in value for our unit holders.
Our LPG segment, which distributes propane, butanes and natural gasoline and transports these products to the recently acquired east pipeline will blend seamlessly into this acquisition and add additional value to this group of assets.
Prism is engaged in the business of providing midstream natural gas services, including gathering processing and treating of natural gas and treating, fractionization and stabilization of natural gas liquids. Prism has built two operating areas: The key one being in our own back yard right here in East Texas.
This cornerstone asset in this area is a 50% ownership and operating interest in the Wascom processing plant in Harrison County East Texas. The Wascom processing plant currently has 150 million cubic feet a day of name plate processing capacity with full fractionization facilities that have just been expanded to 9,500 barrels per day capacity and a stabilizer capacity of 1,200 barrels per day.
As of June 30, 2005, inlet through-put and NGL fractionation averaged approximately 153 cubic feet per day and 7,100 barrels per day of NGLs, respectively.
This asset is in a strategic location of East Texas characterized by strong drilling activity and production characteristics of the long-life Cotton Valley formation as well as Travis Peek and Bosher and Petit trench. Producers who currently utilize this facility include British Petroleum, Samson Investment Company, Devon

Energy Company and XTO Energy Incorporated. Based on volume, the contract for this facility are predominantly 72% percent of liquids in which Prism retains a portion of the NGLs recovered as a processing fee.
The facility also has 25% of percent of proceeds contracts in which it retains a percentage of both the residue gas and natural gas liquids as payment for its services. This contract mix has been restructured by Prism management on a negotiated basis to eliminate substantially all key pole exposure.
Because of the drilling activity in the area, this facility will undergo a significant expansion over the next 18 months.
The McLeod system located in East Texas and Northwest Louisiana is one of the gathering systems feeding the Wascom plant. This gathering system provides an outlet for processing and blending the high nitrogen and high liquids content gathered, gas gathered by the system.
As of June 30, 2005, the McLeod system gathered an average of approximately six million cubic feet a day of natural gas. In addition, Prism has constructed two small gathering systems in East Texas for producers in East Texas and will soon begin construction of a new gathering system to serve a producer in Harrison County.
So in addition to the East Texas assets, Prism has built an operating area on the Texas Gulf Coast for both onshore and offshore gathering. The systems on the Gulf Coast are the Fishhook Pipeline located in Jefferson County, Texas and offshore federal waters, consists of 56 miles of natural gas gathering pipeline with total gathering capacity of approximately 250 million cubic feet a day.
This system gathers gas in both the offshore and onshore areas. As of June 30, 2005, the Fishhook system gathered an average of approximately 38 million cubic feet of natural gas. Prism owns a 50% nonoperating interest in the Fishhook system.
The Madagorda system located in Madagorda County, Texas, an offshore Texas state waters, consists of 110 miles of natural gas gathering pipeline with total gathering capacity of approximately 200 million cubic feet a day. This system gathers gas in both the offshore and on shore areas. As of June 30, 2005, the Madagorda system gathered an average of approximately 16 million cubic feet of natural gas. Prism owns a 50% nonoperating interest in the Madagorda system.
Based on current market conditions, Martin Midstream Partners estimates that Prism’s EBITDA will range from 10 million to 12 million in 2006. This translates into a purchase price multiple of approximately 8.3 to 10 times in the first year and puts us in a position as an active player in this strategic location.
In addition, MMLP has identified several growth opportunities particularly at the Wascom processing plant. With regard to the commodity risk, since we’re taking a great deal of cash flow through ownership of the residual gas and liquids we’re exposed to commodity risk, we’re focused on protecting commodity exposure through a hedging program and will consider fixed price swaps and costless collars and other derivative projects which Bob will discuss in a few minutes here.

At this point I’ll turn the call over to Bob to discuss the financial aspects of the transaction.
Bob Bondurant — Martin Midstream — CFO:
Thank you, Ruben. As disclosed in yesterday’s press release, we have received a fully underwritten debt financing commitment to facilitate the closing of this acquisition. The purchase price will be paid through a combination of the following: Approximately 75 million in borrowings under the new facility, approximately 15 million of new equity capital to be provided by Martin Resource Management Corporation in exchange for newly issued partnership common units.
And finally, approximately ten million of newly issued common units to certain of the selling parties.
The commitment for our new credit facility is from Royal Bank of Canada and consists of 95 million working capital line and up to $130 million term loan with an optional 100 million accordion feature.
This new facility will fund concurrently with the closing of the acquisition subject to satisfaction of customary closing conditions.
Subsequent to closing, we plan to refinance this new facility with new equity capital. Based on current market conditions, we do not expect any problems placing this equity.
Based on current market conditions, we estimate Prism’s EBITDA will range from 10 to 12 million in calendar 2006, with the mid point of this range based on $8.50 per Mbtu for natural gas and $55 a barrel for crude oil.
In addition, the organic growth opportunities that Ruben discussed earlier will require capital expenditures of ten million to 15 million during calendar 2006 and add incremental EBITDA at attractive multiples towards the second half of ‘06 and into 2007.
As Ruben mentioned in his comments, the Prism contracts were primarily percent of liquid and percent of proceed contracts. Prism’s exposure to commodity price risk on these contracts on a company wide basis is significant and therefore we are committed to contain this exposure through the use of hedging arrangements.
Prior to closing, and with the approval of Prism, we plan to reduce this exposure for 2006 through the use of hedging arrangements with credit-worthy counterparts. Upon closing which we anticipate to be late 2005, the partnership plans to have a hedging policy in place with several counter parties to costless collars and puts for 2006 volume as well as consideration for 2007 and beyond.
And now I’ll turn the call back over to Ruben for closing comments before the Q&A.
Ruben Martin — Martin Midstream, CEO:
All right. Thank you, Bob.

As you can all see, this is a major step for Martin Midstream. It allows us to continue in part with an existing segment, our LPG segment, where this will be put into. But with some additional diversification and optimization opportunities.
The production area is prolific and increased drilling activity which translates to near term expansion opportunities. The management and operations team will assimilate into our organization and pursue additional acquisitions and organic growth opportunities. In short, this is exactly where we want to be and we’re very excited about the impact this acquisition will have on our organization.
We thank you for your interest. We’re going to turn it over for questions. Feel free to ask about anything you would like concerning this acquisition or anything else you’d like to know about the company. We’re at your disposal. Thank you.
Operator:
(Operator instructions).
One moment, please, while we poll for questions.
Our first question comes from Mr. John Freeman with Raymond James. Please proceed with your question.
<Q>: First question I had was on Wascom, obviously you said you’ve identified several kind of growth initiatives. And I’m assuming that the growth CAPEX that you all outlined in the release of 10 to 15 million, the bulk of that is going to that processing plant. I’m wondering if you can elaborate on what exactly you’re going to be doing over the next 18 months on that facility.
<A>: Well, I think that really there’s several — there’s probably several things that will be happening. Number one is we have some tremendous demand in the area for additional capacity to run gas through the plant and in the area. So we are trying to streamline the operation, not only in the gas processing, but in the fractionization and in some of the downstream things that we need to do that will allow us to fractionate more barrels there and process more barrels.
<A>: I could give you some specifics. We’re looking at Wascom plant expansion to increase in the range of 50 to 60 million a day. We estimate the cost of that particular project to be somewhere between five and $6 million. We’re also looking at a fractionization expansion taking it from 9500 barrels a day to 12,500 barrels a day. The rough estimate on that is roughly three to $4 million. And we’re also looking at a potential natural gasoline pipeline to a major customer, and that would fill out the expansion plan that we see right now. We’re talking to other potential growth opportunities that are outside this 10 to $15 million range, but they’re not quite far enough along to disclose at this time.
<Q>: Okay. That’s very helpful.
Looking at the Gulf Coast assets, if I heard the numbers right, on the Fishhook and Madagorda, looks like both of them have substantial excess capacity that could be used on those lines. What are the underlying assets look like? Is there opportunities for kind of growth on those gathering systems, or is that run rate kind of what we should expect?
<A>: I think we expect it to increase. I think one of the things — one of the problems obviously that’s been on the Gulf Coast that we’ve seen not only some of our other businesses tied to it has been the lack of offshore drilling capacity. And I think as they drop down to some of the areas that we’re in, that we should see an increase in drilling activity there. It just may be a little bit down the road, some of the more prolific zones are drilled first.
<Q>: Okay. Last question I had, then I’ll turn it over to somebody else. On the hedging, if the guidance y’all gave is kind of a 10 to $12 million range and you said the mid point of that was based on $8 natural gas, 55 oil, and obviously we’re well north of that now, are you all planning on hedging basically all of your commodity price exposure, or do you want to leave some of it unexposed to try and maybe realize some up side?
<A>: Well, we’re going to hedge what we can reasonably hedge at prices. We’re not sure exactly what the percentage would be. I would say it would be north of 50%. On the entire plant, when you look at the complete smorgasbord of all the different products coming out of there, and of course we used our numbers where Bob —
<A>: You said $8 MCF. It’s 8.50.
<A>: So really when you take some of the hedging costs and some of the things that are happening now, you may, you know you’re going to — it’s going to cost you something to put the hedges in place, even if it was just a direct swap, you can’t do all of the products at the plant are not, you know, you can’t put them in place for all of them. So you do have some of it that’s unhedged. But it’s going to be less than 50%.
<A>: That’s unhedged.
<A>: That’s unhedged.
<Q>: There’s a certain component of the products you’ll never be able to hedge.
<A>: Not with the good relationship [indiscernible] is a perfect example of a product that’s difficult to hedge.
<A>: There are swaps out there available for it. It’s just that there’s an extreme backwardization of the pricing which makes it not economically feasible to look at those very hard.
<Q>: I appreciate you guys. That’s all I had.
Operator:
Our next question comes from Mr. Kevin Gallagher with RBC Capital. Please state your question.
<Q>: Good afternoon. What’s the trailing 12 month EBITDA for these assets?

<A>: The trailing 12 months is roughly about $7 million EBITDA.
<Q>: Okay. And how much of your projected EBITDA comes from the Wascom processing plant?
<A>: It’s going to be going on a forward basis roughly about $7 million.
<Q>: $7 million, okay. Could you talk about how much of your gross CAPEX is already baked into your EBITDA guidance? Out of that 10 to 15, any of that driving your 10 to 12 million EBITDA?
<A>: It’s very little.
<A>: 5 million.
<A>: Yeah, probably less than 5 million.
<A>: Of your investment.
<A>: Of the gross CAPEX.
<A>: Yes.
<Q>: Okay. And can you talk about you know the asset sensitivity to natural gas and NGO prices, how much does your cash flow change for a given change in the commodity prices?
<A>: Yeah, roughly a $0.50 change in natural gas pricing impacts us about $400,000. A $5 change in crude oil pricing is roughly the same number, $400,000.
<Q>: Okay. And I know you talked about the offshore production. Can you talk about what kind of production profile we should expect for the East Texas gathering system?
<A>: Production profile?
<Q>: Yeah, production declines or increases?
<A>: Most of the drilling — I’ve been around this field all my life. Watched all my buddies grow up in Cotton Valley and a lot of these fields in that part of the world. Most of it there’s a lot of in-field drilling going on, you know, that they’re filling it out. Right now we see our production profiles, you’d call it, going straight up. I mean, Bob, want to comment here?
<A>: The gathering systems we have are fairly new so that you’re getting new wells on them. And we see growth in the gathering systems that we have.
<Q>: Okay. All right. Thanks.

<A>: I mean I think a lot of these are like most everywhere. Really the biggest problem a lot of the guys around here have is getting drilling rig to drill the well. Of course, you know, Cotton Valley levels off, comes in pretty strong, levels off pretty level for an extended period of time.
<A>: Very long life.
<A>: Very long life type of wells. And getting the gas out of the area, there’s some new pipe that’s getting, that’s going to be laid over in this area to get it out to get into better markets. So I think as the drilling rig availability becomes a little easier, if at all, but that’s going to continue on, and then as the pipe’s laid to get the gas out you’re going to continue to see the drilling.
<Q>: Okay. Turning over to the financing, what kind of interest rate are you looking at for your debt financing?
<A>: Well, on the term piece, it’s LIBOR plus 3.00 to 3.25, until we can place the equity offering, then it would drop to 2.75 over. We would look at potential swapping some of that interest rate risk exposure to the extent we don’t know how much, what percentage we’d do, but we’d probably do up to potentially 50% or so. On the revolving piece, it’s LIBOR plus 2.50.
<Q>: LIBOR plus 2.50?
<A>: Correct.
<Q>: Okay. And what’s the incremental G&A expense for these assets, like I guess the nonequity earnings part?
<A>: The G&A that’s existing is about $2 million. And so that’s coming in. But that’s baked into the Prism numbers now. That number is already in to get to the 10 to 12 million.
<Q>: Okay. And all right. Last question, can you go over how you’ll be reporting the financials and operating data for these new businesses?
<A>: As we discussed, we’re going to blend this in with the LPG segment so there won’t be a new segment. And we’ll, in our going forward information, be reporting volumes that we’re gathering and processing.
<Q>: Okay. All right. Thank you.
<A>: Uh-huh.
Operator:
Our next question comes from Ron Lond with AG Edwards. Please proceed with your question.
<Q>: I wanted to get back to the financing part of the deal. If I recall, you said 15 million worth of units would be purchased by Martin LP, is it?

<A>: Martin Resource Management, who in effect owns 4.2 million of subordinated units at this time, but Martin Resource Management will make a $15 million equity investment to the partnership, take back common units.
<Q>: Another 15 million in common units to the sellers, right?
<A>: No, that was 10 million.
<Q>: 10 million. Okay. All right. So that’s 25 million. That leaves another 75. And you wanted to do this fifty/fifty?
<A>: Well, at the end of the day, just to give you a flavor, after that, that will be at closing. Hopefully within a short time frame we’ll be going into the equity markets. We’re looking at somewhere between probably 75 and 90 million of additional equity as well. Because we have made previous acquisitions, for example, see a Martin acquisition in July that added 30 million in debt. So some other things, the [indiscernible] project coming on line that we discussed before. When you factor it out it’s the additional equity we’ll raise.
<Q>: You’ll clean up some other deals?
<A>: That’s correct.
<Q>: That’s my next question.
<A>: We’re not only cleaning those up but looking out forward to help us as these projects are paid for.
<Q>: So after all is said and done, you’d expect what kind of debt to equity?
<A>: We’ll be in the low 40%, kind of position when it’s all said and done. Prior to any additional projects that we haven’t really talked about yet.
<Q>: Okay. You know, I guess maybe not to kick a dead horse, but you know do you want to make any other comments on your operations in the Gulf Coast given the aftermath of Katrina, anything to change from your initial statements? Are you benefiting at all from, you know, servicing more, you know, crew boats going out to platforms and such, can you give us an idea what’s going on there?
<A>: Yeah, Scott, you might want to address a couple of the points down there concerning our marine system.
<A>: Correct. We’ve, again, weathered the storm real well. Our employees came through it okay. And other than the Venice facility that is damaged badly that we put the press release out at one percent, we’re seeing a little surge at some of our other locations and surge at our logistic assets. So it’s too early to quantify.

<A>: But we’ve seen a pretty good surge at those locations, and just really working to get supply to them so we can continue to service, to make up slack for the people that are totally down. So we were very, very fortunate on the marine system. All of our equipment was out of harm’s way. Our two sulfur vessels that were so affected last year were at opposite ends of the Gulf of Mexico. So they had no effect. And they’re back running regular now. So we really were very happy with the way that we came through the storm.
<Q>: Can you give us an idea of the Venice facility and how much that might affect earnings?
<A>: It was very small. Press release we had the other day it was less than one percent.
<A>: It was right at one percent of operating income.
<A>: One percent of operating income of the total. But like Ruben and Scott have hit on we’ve seen a surge at our other locations so I believe we will more than offset that.
<Q>: Okay. Thank you.
Operator: Gentlemen, there are no further questions at this time.
Bob Bondurant — Martin Midstream — CFO:
All right. Well, with that, we appreciate everybody calling in. We’re pretty excited about the way things are going forward here. We’ve got a lot on our plate. We’re happy to have the existing Prism management team. They will be here to continue to assist us in the operation of this asset. They will be involved in both the future M&A business and looking for future acquisitions. And they have the equity. The $10 million that was put into that is going to the management team, not to the majority owner or the seller. So they’ve got an equity in Martin Midstream Partners. So I’m sure they want to see it continue to do well and continue to grow.
So with that, we appreciate everybody’s time. And we look forward to next time.
Operator: This concludes today’s conference. Thank you for your participation.